Exhibit 5.1

JONES & KELLER, P.C.
1625 Broadway, 16th Floor
Denver, Colorado 80202
Telephone: (303) 573-1600
Telecopier: (303) 573-0769

October 8, 2004

Integrated Financial Systems, Inc..
7807 East Peakview Avenue, Suite 300
Greenwood Village, Colorado 80111

     Re: Registration Statement on Form SB-2, as amended

Ladies and Gentlemen:

     We have acted as counsel to Integrated Financial Systems, Inc., a Colorado corporation (the “Company”), in connection with a filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2, as amended (the “Registration Statement”), covering up to 1,955,000 shares of common stock of the Company, 170,000 warrants to purchase common stock of the Company, and 170,000 shares of common stock of the Company underlying such warrants (the “Securities”).

     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter is subject to and should be read in conjunction therewith. Additionally, our opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     In rendering our opinion below, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; and the resolutions adopted by the Board of Directors of the Company, authorizing and approving the preparation and filing of the Registration Statement and the offer, sale and issuance of the Securities as set forth therein. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and the delivery of all documents by any persons or entitles other than the

Company, where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our opinion, we have relied upon the factual statements set forth in an officer’s certificate of the Company and certificates of, and other information obtained from, public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     This opinion letter is based as to matters of law solely on Colorado law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

     Based upon and subject to the foregoing, we are of the opinion that the Securities, when sold pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,
/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.